WILLIAMS SCOTSMAN, INC.

                Computation of Ratio of Earnings to Fixed Charges

                             (Dollars in thousands)



                                                   Fiscal Years Ended
                                        1992      1993     1994    1995   1996
                                      ------------------------------------------
                                                  (Dollars in thousands)

Earnings:
 Earnings (loss) from continuing
  operations before income taxes      $  (918) $ (6,377) $ 1,772 $ 7,422 $15,175
 Fixed charges from below              22,400    22,322   19,468  23,353  26,755
                                       ------    ------   ------  ------  ------
  Total earnings                      $21,482  $ 15,945  $21,240 $30,775 $41,930
                                       ------    ------   ------  ------  ------
Fixed Charges:
 Interest                             $21,330  $ 21,530  $18,705 $22,485 $25,797
 Interest component of rent expense:
  Total rent expense                  $ 3,210  $  2,375  $ 2,288 $ 2,605 $ 2,875
  Portion considered interest expense     33%       33%      33%     33%     33%
                                       ------   -------   ------  ------  ------
   Interest component                 $ 1,070  $    792  $   763 $   868 $   958
                                       ------   -------   ------  ------  ------
   Total fixed charges                $22,400  $ 22,322  $19,468 $23,353 $26,755
                                       ------   -------   ------  ------  ------

Earnings to Fixed Charges                1.0x      0.7x     1.1x    1.3x    1.6x

Excess Fixed Charges                  $   918   $ 6,377      ---     ---     ---
                                       ======    ======   ======  ======  ======
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